Exhibit 99.2

Ross Ayotte Corporate Marketing ON Semiconductor (602) 244-5978 ross.ayotte@onsemi.com	Ken Rizvi Investor Relations ON Semiconductor (602) 244-3437 ken.rizvi@onsemi.com

ON Semiconductor Prices $440 Million 2.625% Convertible Senior

Subordinated Notes

PHOENIX, Ariz. – Dec. 12, 2006 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it has priced $440 million aggregate principal amount (increased from $400 million previously announced) of 2.625% convertible senior subordinated notes due December 15, 2026. The notes will rank pari passu in right of payment with ON Semiconductor’s existing and future senior subordinated indebtedness and will be subordinated in right of payment to ON Semiconductor’s existing and future senior indebtedness. The sale of the notes is expected to close on December 15, 2006, subject to customary closing conditions. In connection with the offering, the company has granted the initial purchasers an option to purchase up to an additional $44 million aggregate principal amount of the notes to cover overallotments (decreased from $60 million previously announced).

Assuming the initial purchaser’s overallotment option is exercised in full, ON Semiconductor intends to use the net proceeds of the offering to repay approximately $199.1 million of amounts outstanding under the term loan portion of its senior secured credit facility. After this repayment, approximately $200 million of its senior secured credit facility will remain. In addition, the company repurchased, concurrently with the pricing of the notes, $230 million worth of its common stock in privately-negotiated transactions (or approximately 30.7 million shares). All of the repurchases of shares of common stock by the company are conditioned upon the closing of the offering of the notes. Any net proceeds not used to repay the senior secured credit facility or for share repurchases will be used for general corporate purposes.

The notes will be convertible beginning on June 15, 2013, or earlier upon the occurrence of certain events, at an initial conversion rate of 95.2381 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $10.50 per share of common stock), subject to adjustment. The initial conversion price represents a premium of approximately 40% based upon the closing price of ON Semiconductor’s common stock on the Nasdaq Global Select Market on December 11, 2006 of $7.50. The

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notes will provide for “net share settlement” of any conversions, meaning that upon any conversion ON Semiconductor will pay the noteholder an amount in cash equal to the lesser of the conversion value or the par value of the notes and will settle any excess of the conversion value above the notes’ par value in cash or common stock, at ON Semiconductor’s election.

ON Semiconductor will have the right to redeem some or all of the notes on or after December 20, 2013. Holders of the notes will have the option to require ON Semiconductor to repurchase the notes on December 15 of 2013, 2016, 2021. Upon the occurrence of certain corporate events, each holder may require us to purchase all or a portion of such holder’s notes. In each case, the redemption or repurchase price would be 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption or repurchase date, as applicable.

This announcement is neither an offer to sell nor a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the common stock issuable upon the conversion of the notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration under the Securities Act and may not be offered or sold in the United States without the registration or an applicable exemption from registration requirements.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are

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statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the issuance of convertible senior subordinated notes, the repayment of a portion of its senior secured credit facility, the repurchase of common stock and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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